UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

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(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
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TWO HARBORS INVESTMENT CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 13, 2026, Two Harbors Investment Corp. issued the following press release:

TWO Board Unanimously Rejects UWMC's Latest Illusory, Predatory and Unactionable Proposal

TWO’s Board Continues to Unanimously Recommend that Stockholders
Vote FOR the Pending Transaction with CrossCountry

ISS Recommendation, Which Acknowledges that the CCM Transaction is Compelling, Fails to Recognize Superior Certainty of CCM Agreement

TWO Board Urges Stockholders to Consider the Many Questions Raised by UWMC’s Inferior Proposal Which Is Not Credible and Has Significant Closing Risk

NEW YORK, May 13, 2026 — TWO (Two Harbors Investment Corp., NYSE: TWO), an MSR-focused REIT, today responded to the revised unsolicited proposal (the “Revised UWMC Proposal”) announced by UWM Holdings Corporation (NYSE: UWMC) (“UWMC”) on May 11, 2026.

After a thorough and careful review process conducted with the assistance of its independent financial and legal advisors, the TWO Board of Directors has unanimously rejected the Revised UWMC Proposal. The TWO Board determined, in its business judgment, that the Revised UWMC Proposal does not constitute, and would not reasonably be expected to result in, a “Company Superior Proposal” under the terms of TWO’s amended merger agreement with CrossCountry Mortgage, LLC (“CrossCountry” or “CCM”).

The TWO Board has overseen significant increases in value for stockholders and has fully complied with its fiduciary duties under Maryland law to act in the best interests of ALL stockholders. Had TWO not terminated the earlier all-stock transaction with UWMC and elected to proceed with CCM, TWO common stockholders would have received UWMC stock worth just $7.58 per share (as of May 12, 2026). Under the CCM merger transaction all TWO common stockholders will receive $12.00 per share in cash in a deal that has financing, regulatory and closing certainty. This is compelling evidence of a board putting stockholders’ interests first. In the TWO Board’s view, the CCM transaction is the ONLY transaction that the TWO stockholders can trust to get over the finish line.

In stark contrast to the CCM transaction, UWMC’s inferior proposal yet again fails to address core deficiencies and material risks that the TWO Board has repeatedly identified in UWMC’s previous proposals. Instead of asking why the TWO Board is not “engaging” with UWMC, stockholders should ask why is it that UWMC refuses to respond to these deficiencies that have been repeatedly communicated to them? In its latest letter to the TWO Board, UWMC even says it is happy to answer any questions TWO may have. Here are a few that TWO has been asking for quite a while:

1.	Why has UWMC structured its proposal in a fundamentally illusory and predatory manner by touting a $12.50 cash headline when the default consideration is UWMC stock currently worth $7.58 per TWO share? Why won’t UWMC make the default consideration cash?

o	By design, UWMC's proposal is structured to advantage UWMC, not TWO stockholders: any stockholder who fails, for whatever reason, to make a timely cash election defaults to UWMC stock currently worth approximately $7.58 based on UWMC’s closing trading price on May 12, 2026. TWO estimates that as many as 30% of its stockholders would be so disadvantaged—UWMC estimates this, too, and is hoping to take advantage of this fact to significantly lower the transaction value to the detriment of TWO stockholders.

o	On the UWMC earnings call, UWMC’s Chairman and CEO indicated he would rather pay cash consideration for TWO. If that is the case, why does UWMC continue to offer low-valued UWMC shares as the default option?

o	This point has been well-communicated to UWMC. Indeed, in the background section to the CCM merger proxy, it was noted that representatives of TWO’s outside financial advisor stated that, given the implied value of the stock component at the time of the April 20 UWMC Proposal and the fact that the stock component of the consideration offered under the April 20 UWMC Proposal was the default consideration, they did not believe the outside financial advisor would be in a position to render a fairness opinion with respect to a transaction on the terms of the April 20 UWMC Proposal in its then-current form.

o	The significant difference in form and value of consideration that stockholders would receive by default with the UWMC proposal is of continued concern to the TWO Board, which is focused on upholding its fiduciary duties under Maryland law to all TWO stockholders.

2.	What comfort can TWO stockholders have that UWMC’s financial condition will permit it to close? Why was the Revised UWMC Proposal not accompanied by an increased Mizuho financing commitment letter?

o	TWO’s Board is concerned that UWMC’s financial condition is deteriorating. Fitch has downgraded UWMC’s outlook twice in the last six months, cash and cash equivalents fell to $425 million as of March 31, 2026 from $503 million as of December 31, 2025, and leverage has hit an all-time high of 3.2x. Bloomberg calculates that UWMC’s 1-year probability of default has doubled in three weeks.

o	The structure of this transaction suggests UWMC needs liquidity. To pay 100% cash at $12.50 per TWO share, UWMC would issue $1.3 billion in debt to access $1.7 billion in capital—a net gain of only approximately $400 million at an implied 14.0% cost of funds. By UWMC’s own admission, synergies and capital markets expertise are not driving this deal. So what is the rationale?

o	UWMC has said that the only value they see is in TWO’s MSR book. Yet, UWMC has been the largest seller of low coupon MSR in the market over time, and sold $40 billion of low coupon MSR just last quarter. In fact, UWMC has never bought MSR from anyone. Now UWMC asks TWO to believe that it wants to acquire TWO’s MSR portfolio at a substantial premium. Why is that?

o	UWMC’s stock has fallen by over 40% in the last six months. Whether this reflects market concerns about UWMC’s liquidity is uncertain—but it cannot be ruled out. Is this a risk worth taking when there is a $12.00 all cash, fully financed offer from CCM?

o	There are serious questions about the value of UWMC’s MSR book. Analyst Christopher Whelan of The Institutional Risk Analyst has stated that UWMC could face a write-down of over $1 billion, representing more than two-thirds of its equity, if forced to sell its MSR at market levels. At a minimum, this raises questions in the Board’s minds about UWMC’s financial condition, its ability to finance and close the transaction, and the value of UWMC’s stock as consideration.

o	UWMC’s latest offer was not accompanied by an increase in the commitment letter from Mizuho, so its current financing commitment does not cover the purchase price for an all-cash deal. Has Mizuho declined to further increase its commitment?

3.	Why does UWMC continue to falsely claim it could close within 60 days?

o	UWMC has not explained how it would satisfy the regulatory change-of-control requirements applicable to TWO’s mortgage servicing licenses on the timeline it claims, including state regulatory and agency change-of-control approval requirements.

o	UWMC has refused to answer whether it intends to close without the required regulatory approvals — which TWO believes is the only way that UWMC could close on its proposed timeline. The TWO Board would like to understand how state regulators would react to UWMC’s bold claims.

o	No proxy materials are available, and no stockholder meeting is scheduled, related to UWMC’s proposal—stockholder approval of any UWMC transaction would need to restart.

o	TWO stockholders deserve straight answers on closing certainty—not dissembling or aspirational and unrealistic timelines.

4.	Why does UWMC continue to disparage and attack TWO’s management and Board?

o	UWMC suggests that TWO’s Board and management may have ulterior motives for pursuing a transaction with CCM.

o	The truth is, regardless of the outcome of this process, no member of the TWO Board is expected to continue with the combined company, and no offers of employment have been made to, nor have any discussions taken place regarding employment of, any TWO named executive officer – whether in a deal with CCM or UWMC.

o	For TWO’s Board, this is about doing what is right for all TWO stockholders — not deflecting from the substantive deficiencies in UWMC’s proposal that UWMC has failed to address.

5.	Why is UWMC touting a reverse termination fee instead of providing certainty that it can actually close?

o	TWO, its Board of Directors, and TWO’s stockholders are not seeking payment for a failed deal. No amount of money can compensate TWO for the harm it would suffer if UWMC were unable to close a transaction with TWO.

o	If UWMC was confident it could close, why would it need to offer a reverse termination fee as insurance? The offer only confirms the execution risk that UWMC claims does not exist.

o	TWO stockholders should make no mistake: if a transaction with UWMC failed to close, TWO would suffer irreparable harm, putting TWO in severe jeopardy. No reverse termination fee can undo that damage.

o	TWO’s Board is focused on avoiding such a catastrophic result and delivering both value AND certainty to stockholders.

ISS Recommendation Overlooks Superior Certainty of CCM Agreement

TWO strongly believes that Institutional Shareholder Services (“ISS”) reached the wrong conclusion in failing to recommend that TWO stockholders vote “FOR” the CCM transaction in its May 11, 2026 report. Notably, ISS did not explicitly recommend that stockholders support either the unsolicited UWMC proposal or the pending CCM transaction, but indicated that additional engagement could potentially yield further changes to the terms of TWO’s agreement with CCM.

ISS acknowledged that, “when considered in isolation, the offer from CCM appears compelling.” The $12.00 offer from CCM is, in fact, above the high end of the implied value ranges of TWO indicated by the financial analyses of TWO’s outside financial advisor in connection with the delivery of the fairness opinion to TWO’s Board on May 7, 2026. The $12.00 per share offer from CCM is also the highest multiple relative to tangible book value that has ever been paid for a REIT like TWO.

In its March 2026 report related to the terminated UWMC transaction, ISS noted the “position of TWO shareholders as minority shareholders in the combined company, which will remain closely controlled by the founding family with a broadly concerning governance structure that lacks clear accountability mechanisms. In the absence of a meaningful premium, it is therefore difficult to identify the upside for TWO common shareholders in the proposed transaction.” Defaulting stockholders to this position with UWMC stock consideration currently worth approximately $7.58 based on UWMC’s closing trading price on May 12, 2026 is not in the best interest of stockholders.

CCM Agreement Remains Most Compelling, Certain and Actionable Path Forward

Under the terms of the agreement with CCM, as is typical, TWO is not permitted to negotiate with UWMC or any other third party unless the TWO Board determines that the Revised UWMC Proposal is, or would reasonably be expected to result in, a “Company Superior Proposal.” For the reasons outlined above, TWO’s board unanimously concluded that the Revised UWMC Proposal does not constitute, and would not reasonably be expected to result in, a “Company Superior Proposal.” TWO is permitted to ask clarifying questions on UWMC’s proposal and has done so on prior iterations of UWMC’s proposal. Notwithstanding its brash public statements, UWMC’s clarifications lacked material substance and only further highlighted the many concerning elements of its proposal.

TWO’s Board is looking out for its stockholders. None of the concerns above exist with the compelling all-cash $12.00 per share CCM transaction. The CCM merger agreement remains in full force and effect, and the Board of Directors of TWO continues to recommend that TWO stockholders vote FOR it at the Special Meeting of Stockholders scheduled for May 19, 2026.

The TWO Board firmly and unanimously believes the CCM transaction delivers enhanced, immediate, and certain value to all common stockholders, including:

o	$12.00 per share in cash, a $0.70 per share increase from $11.30 per share in the most recent CCM proposal.

o	21% premium to TWO’s unaffected share price (unaffected share price date being December 16, 2025, the last trading day prior to the announcement of a transaction with UWMC); 119% premium to TWO’s fully diluted tangible book value.

o	An accelerated path to closing with a special meeting scheduled for next week and 35 of 53 state regulatory and agency approvals already received.

TWO’s Board reiterates its unanimous recommendation that TWO stockholders vote to approve the CCM transaction at the May 19, 2026 Special Meeting of Stockholders. Stockholders who have questions or need assistance voting their shares should contact TWO’s proxy solicitor, D.F. King & Co., Inc., at (646) 677-2516 (for banks and brokers) or (888) 887-0082 (toll-free).

About TWO

TWO (Two Harbors Investment Corp., NYSE: TWO), a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, MN.

Forward Looking Statements

This communication may contain “forward-looking statements,” including certain plans, expectations, goals, projections and statements about the proposed CCM transaction, TWO’s and CCM’s plans, objectives, expectations and intentions, the expected timing of completion of the proposed CCM transaction, the ability of the parties to complete the proposed CCM transaction considering the various closing conditions; and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that TWO or CCM expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “estimate,” “plan,” “continue,” “intend,” “could,” “foresee,” “should,” “would,” “may,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. TWO’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although TWO believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include, among other things: the expected timing and likelihood of completion of the proposed CCM transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed CCM transaction; the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed CCM transaction, including stockholder approval by TWO stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed CCM transaction in a timely manner or at all; risks related to disruption of management’s attention from ongoing business operations due to the proposed CCM transaction; the risk that any announcements relating to the proposed CCM transaction could have adverse effects on the market price of TWO common stock; the risk that the proposed CCM transaction and its announcement could have an adverse effect on the ability of TWO to retain and hire key personnel and the effect on TWO’s operating results and business generally; the outcome of any legal proceedings relating to the proposed CCM transaction, including stockholder litigation in connection with the proposed CCM transaction; the risk that restrictions during the pendency of the proposed CCM transaction may impact TWO’s ability to pursue certain business opportunities or strategic transactions; that TWO may be adversely affected by other economic, business or competitive factors; changes in future loan production; the availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions and market conditions; conditions in the market for mortgage-related investments; and legislative and regulatory changes that could adversely affect TWO’s business. All such factors are difficult to predict and are beyond the control of TWO and CCM, including those detailed in TWO’s annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K that are available on TWO’s website at www.twoinv.com/investors and on the Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

Each of the forward-looking statements of TWO is based on assumptions that TWO believes to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and TWO does not undertake any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC a definitive proxy statement (the “Proxy Statement”) on April 20, 2026. The Proxy Statement was first mailed to TWO stockholders on or about April 20, 2026, and was thereafter supplemented. The proposed CCM transaction will be submitted to the TWO stockholders for their approval. TWO may also file other documents with the SEC regarding the proposed Merger. The Proxy Statement contains important information about the proposed CCM transaction and related matters. This communication is not a substitute for the Proxy Statement or any other documents that TWO may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction. INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain a free copy of the Proxy Statement and all other documents filed or that will be filed with the SEC by TWO on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO and its directors, executive officers and certain other members of management and employees of TWO may be deemed to be “participants” in the solicitation of proxies from the TWO stockholders in connection with the proposed CCM transaction. Securityholders can find information about TWO and its directors and executive officers and their ownership of TWO common stock in the Proxy Statement. Please also refer to the sections in TWO’s Form 10-K/A filed with the SEC on April 27, 2026, captioned “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Any changes in the holdings of TWO’s securities by its directors or executive officers from the amounts described in the Form 10-K/A have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the Form 10-K/A and are available on the SEC’s website at www.sec.gov. Additional information regarding the interests of such individuals in the proposed CCM transaction is included in the Proxy Statement relating to the proposed CCM transaction. Free copies of these documents may be obtained as described in the preceding paragraph.

Contacts

TWO Investor Relations

investors@twoinv.com